Exhibit 99.1

Nabors Energy Transition Corp. II Announces Results of Extraordinary General Meeting and Redemption of Public Shares

HOUSTON, November 17, 2025 /PRNewswire/ -- Nabors Energy Transition Corp. II (“NETD” or the “Company”) (Nasdaq: NETD) announced today the results of the extraordinary general meeting of its shareholders held on November 14, 2025 to vote on proposals to (a) indefinitely extend its outside date (the “Indefinite Extension”) and (b) amend and restate the Company’s trust agreement to allow the Company (i) to deposit future interest earned on the funds held in the trust account established in connection with the Company’s initial public offering (the “Trust Account”) into the Company’s operating account from and after the date of such proposed amendment and restatement and (ii) to reflect the Indefinite Extension. The proposals did not receive the requisite number of votes required to pass, and therefore, the existing memorandum and articles of association and trust agreement remain unchanged and no amendments will be made.

In connection with the meeting, shareholders holding 8,916,116 Class A ordinary shares issued as part of the units in the Company’s initial public offering exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, approximately $101,116,166 (or approximately $11.34 per share) is expected to be removed from the Trust Account to pay such holders on or around November 19, 2025.

The Company also announced that it will redeem all of its outstanding Class A ordinary shares sold as part of the units in the Company’s initial public offering (whether they were purchased in the initial public offering or thereafter in the open market) (the “public shares”), effective as of the close of business on December 3, 2025, because the Company will not consummate an initial business combination within the time period required by its second amended and restated memorandum and articles of association (the “Articles”). Pursuant to the Articles, if the Company does not consummate an initial business combination by November 18, 2025, the last day of the most recent Monthly Extension Period (as defined in the Articles), the Company will, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account not previously released to the Company to pay its taxes, divided by the number of then public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further distributions, if any). The per-share redemption price for the public shares is expected to be approximately $11.34 (the “Redemption Amount”).

The Company anticipates that the public shares will cease trading as of the close of business on November 25, 2025 in order to allow time for the settlement of trades. As of the close of business on December 3, 2025, the public shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights with respect to the Company’s warrants and the Company’s Class F ordinary shares.

The Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities.

The Company’s board of directors does not intend to liquidate or dissolve the Company, and currently anticipates maintaining the Company’s existence until after such time as all payments are received under the previously disclosed settlement agreement and related notes and distributed to the Company’s remaining shareholders, net of fees and expenses, including loan repayments.

About Nabors Energy Transition Corp. II

NETD is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K/A filed with the SEC on April 2, 2025, subsequently filed Quarterly Reports on Form 10-Q and the Company’s definitive proxy statement filed with the SEC on October 27, 2025, as amended and supplemented on November 3, 2025. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact

William C. Conroy, CFA

+1 281-775-2423

william.conroy@nabors-etcorp.com

2